NEW GENERATION BIOFUELS HOLDINGS, INC.

PROMISSORY NOTE

$8,750	July 1, 2011

FOR VALUE RECEIVED, NEW GENERATION BIOFUELS HOLDINGS, INC., a Florida corporation (the “Company”), hereby unconditionally promises to pay to the order of Palladium Capital Advisors LLC , a Limited Liability Company (the “Holder”), in lawful money of the United States, the principal amount of $8,750, which represents the placement fee earned by Holder in connection with the issuance of secured promissory notes of the Company on July 1, 2011.

1.           Payment Due Date.  No interest shall accrue from the date hereof on the outstanding principal amount due hereunder.  If not earlier prepaid the Company shall pay to the Holder the full principal amount of this Note on or before January 1, 2012 (the “Maturity Date”).

2.           Prepayment.  Maker may prepay all or any part of this Note prior to the Due Date without a prepayment premium or penalty.

3.           Waiver by the Maker.  The Company hereby waives demand, presentment, dishonor and protest and any notices thereof as well as all other notices of any kind.

4.           No Waiver by the Payee.  No delay or omission by the Holder to exercise any right or remedy hereunder, whether on, before or after the happening of any breach or default, shall impair any such right or remedy or shall operate as a waiver thereof or as a waiver of any such breach or default.  The rights and remedies herein provided are cumulative and are not exclusive of any other rights or remedies provided by law or in equity.

5.           Governing Law.  This Note is executed in and shall be governed by and construed in accordance with the internal laws of the State of New York.

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IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the day and year first written above.

NEW GENERATION BIOFUELS, INC.

By:
Name:
Title:

[Signature page to July 2011 Palladium Promissory Note for Commission]